JEFFREY G. KLEIN, P.A.

2600 North Military Trail,  Suite 270
Boca Raton, Florida 33431

Telephone: (561)997-9920	Telefax: (561)241-4943
Email: jklein@jkleinlegal.com

October 8, 2009

Board of Directors
Paramount Gold and Silver Corp.
346 Waverley Street
Ottawa, Ontario  K2P 0W5

Re: Registration Statement on Form S-3

Gentlemen:

We are acting as counsel to Paramount Gold and Silver  Corp., a Delaware corporation (the “Company”), in connection with the public offering by the Company of 16,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) (including an additional 2,400,000 Shares subject to an over-allotment option) all of which Shares are to be sold by the Company pursuant to a prospectus supplement dated October 8, 2009 and the accompanying base prospectus dated January 8, 2009 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as may be amended (333-153104) (the “Registration Statement”).  This opinion letter is furnished to you at your request to enable you to fulfill certain contractual commitments and to satisfy certain requirements in connection with the Form S-3 Registration Statement.

In preparation of this opinion letter, we have reviewed the certificate of incorporation as amended, by-laws as amended, and minutes of meetings and actions of the Board of Directors of the Company, and such other documents deemed relevant (the “Documents”).

In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended,” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement, dated October 8, 2009, by and among the Company and the underwriters named therein and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.

Sincerely,

/s/ Jeffrey G. Klein

Jeffrey G. Klein